Exhibit 3.1

FORM OF

CERTIFICATE OF INCORPORATION

OF

WRIGHT EXPRESS CORPORATION

ARTICLE I

The name of the Corporation is Wright Express Corporation.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is CORPORATION SERVICE COMPANY.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV

(A) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 185,000,000 shares of capital stock, consisting of (i) 175,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(B) Common Stock. The shares of Common Stock of the Corporation shall be of one and the same class. Except as may be limited by Article X hereof, the holders of Common stock shall have one vote per share of Common Stock on all matters on which holders of Common Stock are entitled to vote.

(C) Preferred Stock. In addition to the terms set forth in Article IV(D) and Article IV(E), with respect to Series A Junior Participating Preferred Stock (as hereinafter defined), the Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated

and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(D) Series A Junior Participating Preferred Stock. There is hereby created a series of Preferred Stock, designated Series A Junior Participating Preferred Stock, having the terms, rights and privileges set forth in Exhibit A attached hereto.

(E) Series A Non-Voting Convertible Preferred Stock. There is hereby created a series of Preferred Stock, designated Series A Non-Voting Convertible Preferred Stock, having the terms, rights and privileges set forth in Exhibit B attached hereto.

(F) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B) The Board of Directors shall consist of one or more members, the exact number of which shall be determined in the manner set forth in the By-Laws.

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(C) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2006 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2007 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2008 annual meeting. At each succeeding annual meeting of stockholders beginning in 2006, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

(D) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(E) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 60% of the voting power of the Corporation’s then issued and outstanding capital stock entitled to vote in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

(F) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation,

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subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE VI

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VII.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VII to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

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Any repeal or modification of this Article VII shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE VIII

Any action required or permitted to be taken by the stockholders of the Corporation after February [    ], 2005 must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

ARTICLE IX

(A) Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

(B) Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Non-Executive Chairman of the Board of Directors or the Chairman of the Board of Directors, if there be one, (ii) the President or (iii) the Board of Directors. The ability of the stockholders to call a Special Meeting of Stockholders after February [    ], 2005 is hereby specifically denied.

ARTICLE X

(A) If, prior to the close of business on the business day immediately preceding the date of any stockholders’ meeting at which any Control Holder as of the Record Date for such meeting would be entitled (without regard to this Article X) to vote with respect to any matter, any such Control Holder has not provided the Corporation with written evidence satisfactory to the Corporation, in its sole discretion, that such Control Holder has obtained all Approval(s) that may be required by statute, regulation, or interpretation of the appropriate banking regulatory agency, or that such approvals are not so required, none of the shares of capital stock over which such Control Holder exercises voting power or control shall be deemed to be present at such meeting, including, without limitation, for purposes of determining whether or not a quorum exists, and none of such shares of capital stock shall be entitled to vote at such meeting on any matter. The Board of Directors may from time to time establish procedures that it deems necessary or appropriate to determine the existence of any natural person or entity that is a Control Holder or would be a Control Holder.

(B) “Control Holder” means any Federal Control Holder and/or any Utah Control Holder.

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(C) “Federal Control Holder” means, as of any date of determination, any natural person or entity that beneficially owns 10% or more of any class of the Corporation’s voting securities outstanding as of such date (determined without regard to this Article X) outstanding as of such date, provided, that if two or more classes of securities vote together on all matters (except with respect to differences in voting rights that arise by operation of law or by virtue of a default), such classes of securities shall be deemed to be one class of securities for purposes of this paragraph, and a holder’s beneficial ownership percentage shall be determined with respect to such aggregate class of securities.

(D) “Record Date” means, with respect to any vote of stockholders of the Corporation, the date fixed for the determination of those stockholders entitled to vote.

(E) “Approval(s)” means (i) in the case of any Utah Control Holder, the approval or consent of the Utah Department of Financial Institutions for the beneficial ownership of the Corporation’s voting securities by such Utah Control Holder, in an amount not less than the amount beneficially owned by such Utah Control Holder as of the applicable Record Date, and/or (ii) in the case of any Federal Control Holder, the approval or consent of the Federal Deposit Insurance Corporation for the beneficial ownership of the Corporation’s voting securities by such Federal Control Holder, in an amount not less than the amount beneficially owned by such Federal Control Holder as of the applicable Record Date.

(F) “Utah Control Holder” means, as of any date of determination, any natural person that beneficially owns 20% or more, or any entity that beneficially owns 5% or more, of any class of the Corporation’s voting securities (determined without regard to this Article X) outstanding as of such date, provided, that if two or more classes of securities vote together on all matters (except with respect to differences in voting rights that arise by operation of law or by virtue of a default), such classes of securities shall be deemed to be one class of securities for purposes of this paragraph, and a holder’s beneficial ownership percentage shall be determined with respect to such aggregate class of securities.

(G) For purposes of this Article X, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(H) Any percentage set forth in Article X (C) and Article X (D) shall be automatically adjusted if and to the extent that (i) the definition of “Control” set forth in Section 7-1-703(5) of the Utah Financial Institutions Act, and/or (ii) the presumption of control set forth in 12 CFR 303.82(B)(2), is amended after the date hereof to provide for a different percentage.

(I) This Article X shall not affect the validity of any vote of the stockholders that is otherwise valid and the Corporation shall not be deemed to have the authority under this Article X to alter or amend the results of any vote that has otherwise been validly taken and certified by the inspector of elections. For the avoidance of doubt,

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to the extent that facts come to light after a vote has been certified with respect to any matter (whether or not such facts could have been known by the Corporation prior to such vote), which indicate that a Control Holder voted in respect of such matter in contravention of the foregoing provisions of this Article X or that any natural person or entity was wrongfully denied the opportunity to vote in respect of such matter by operation of the foregoing provisions of this Article X, the results of such vote will remain valid to the same extent as would be the case if this Article X did not exist.

(J) If, at the time of any vote of stockholders to which this Article X would otherwise apply, neither the Corporation nor any subsidiary thereof is subject to regulation by either the UDFI or the FDIC, or, if the Board of Directors so determines by resolution (unless the Board of Directors has received a pending request from the UDFI or the FDIC under paragraph (A) above), the provisions of this Article X shall be of no force and effect.

ARTICLE XI

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter, change or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered, changed or repealed by the affirmative vote of the holders of at least 60% of the voting power of the shares entitled to vote at an election of directors.

ARTICLE XII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation, the Corporation’s By-Laws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least 60% of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Articles V, VII, IX and X of this Certificate of Incorporation or this Article XII.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed on its behalf this [    ] day of February, 2005.

WRIGHT EXPRESS CORPORATION.

By:
Name:	Michael E. Dubyak
Title:	President and Chief Executive Officer

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EXHIBIT A

TO

CERTIFICATE OF INCORPORATION

WRIGHT EXPRESS CORPORATION

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be [                    ].

Section 2. Dividends and Distributions.

(A) The holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of             ,                     , and                      in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after                     , 2005 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend

Payment Date, a dividend of $0.01 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) directors.

(ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting right. At any meeting at which the holders of Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii) Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the certificate of incorporation or by-laws irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(D) Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000 per share of Series A Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common

Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, neither the Amended and Restated Certificate of Incorporation of the Corporation nor this Certificate of Designation shall be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

EXHIBIT B

TO

CERTIFICATE OF INCORPORATION

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

(PAR VALUE $0.01 PER SHARE)

OF

WRIGHT EXPRESS CORPORATION

1. DESIGNATION AND NUMBER. There is hereby created, out of the authorized and unissued shares of preferred stock of the Corporation, a series of preferred stock designated as the Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock shall be 100 shares.

2. PRIORITY. The Series A Preferred Stock shall, on the terms hereinafter set forth, with respect to dividend rights and rights upon any Liquidation Event (as defined below), rank (a) senior to any class of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) or any other class or series of capital stock issued by the Corporation which by its terms ranks junior to the Series A Preferred Stock (collectively, the “Junior Stock”), (b) junior to any class or series of capital stock issued by the Corporation which by its terms ranks senior to the Series A Preferred Stock (the “Senior Stock”), and (c) on a parity with any other class or series of capital stock issued by the Corporation (the “Parity Stock”), in each case, whether now outstanding or to be issued in the future.

3. VOTING RIGHTS.

(a) Except as otherwise provided in Section 3(b) hereof or as otherwise required by law, the holders of Series A Preferred Stock shall have no right or power to vote on any matter submitted to a vote of stockholders. On any matter on which the holders of the Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock shall entitle the holder thereof to one vote per share. As used herein, “holder” means a person in whose name shares of Series A Preferred Stock are registered, which may be treated by the Corporation and the transfer agent, if any, as the absolute owner of such shares of Series A Preferred Stock for purpose of making payment and settling conversions and for all other purposes, except as may otherwise be required by applicable law.

(b) The Corporation shall not (by amendment, merger, consolidation or otherwise), without the prior approval, by vote or written consent, of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate class, (i) increase the authorized number of shares of Series A Preferred Stock or (ii) amend or repeal the Certificate of Incorporation in any manner which adversely affects the rights, preferences or voting powers of the Series A Preferred Stock; provided, however, that any amendment of the provisions of the Certificate of Incorporation so as to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Junior Stock shall be deemed not to affect adversely any right, preference or voting power of the holders of the Series A Preferred Stock.

4. DIVIDENDS.

(a) The holders of Series A Preferred Stock shall be entitled to receive, on a cumulative basis from the date the shares of Series A Preferred Stock are first issued (the “Original Issue Date”), dividends in cash at the rate $5,500 per annum per share of outstanding Series A Preferred Stock, subject to adjustments as provided for in Section 8. Dividends on the Series A Preferred Stock will accrue whether or not the Corporation has earnings, whether or not the Corporation has funds legally available for the payment of such dividends and whether or not the Corporation declares such dividends until such shares of Series A Preferred Stock have been redeemed pursuant to Section 6 hereof or converted pursuant to Section 7 hereof. Accrued but unpaid dividends shall be payable in cash to holders of record on the fifteenth day of each March, June, September and December (or, if such day is not a business day, the next succeeding business day) in each year (each such date, a “Dividend Payment Date” and each period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date a “Quarterly Dividend Period”), commencing on June 15, 2005, but only when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor. The initial dividend on the Series A Preferred Stock payable on June 15, 2005, will be $ per share. If at any time the Corporation shall have failed to pay dividends payable on a Dividend Payment Date pursuant to this Section 4(a) with respect to two (2) consecutive Quarterly Dividend Periods, the per annum dividend rate will be increased by 50 bps per share for any and all such Quarterly Dividend Periods with respect to which no dividends were paid and any Quarterly Dividend Periods thereafter until such dividends are paid in full in cash. After the date on which such dividends are paid in cash, the per annum dividend rate will revert to the rate originally borne by the Series A Preferred Stock. No dividends shall be payable or paid on any Junior Stock (other than a dividend of Junior Stock or rights, warrants or options to acquire Junior Stock) unless all accrued but unpaid dividends through the end of the most recently completed full Quarterly Dividend Period have been or contemporaneously are paid on the outstanding Series A Preferred Stock.

(b) The amount of dividends payable on each share of Series A Preferred Stock for each full Quarterly Dividend Period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full Quarterly Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accumulated but unpaid dividends on the Series A Preferred Stock shall cumulate on a daily basis from the Dividend Payment Date on which they become payable and will compound on a quarterly basis until paid. No interest or (except as otherwise provided in this Section 4(b)) sum of money in lieu of interest shall be payable in respect of any dividend not paid on a Dividend Payment Date or any other late payment.

(c) In addition to dividends described in Sections 4(a) and (b) above, holders of shares of Series A Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all dividends and distributions paid on the shares of Common Stock, to the extent that such dividend or distribution consists of cash and excluding any distributions in connection with a Liquidation Event (as defined below). The amount of the dividend or distribution payable to the holder of Series A Preferred Stock pursuant to this Section 4(c) shall be paid as if, immediately prior to the record date for the payment of any such dividend, all shares of Series A Preferred Stock then outstanding were converted into shares of

Common Stock at the then applicable Conversion Rate. To the extent that any such dividend or distribution consists, in whole or in part, of Common Stock or non-cash property, the Conversion Rate shall be adjusted in accordance with Sections 7(d)(iv) or 7(d)(v), as applicable. Dividends payable pursuant to this Section 4(c) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable or paid to holders of shares of Common Stock in cash unless dividends contemplated by this Section 4(c) are also paid in cash at the same time in respect of the Series A Preferred Stock.

5. LIQUIDATION PREFERENCE.

(a) In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or upon the consummation of a Fundamental Change (as defined below) (each a “Liquidation Event”), each holder of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Junior Stock, by reason of their ownership of such Series A Preferred Stock, a payment (the “Liquidation Preference”) in an amount equal to (i) $100,000 per share of Series A Preferred Stock then held by such holder, subject to adjustments as provided for in Section 8, plus (ii) all accrued but unpaid dividends through the date of the Liquidation Event.

(b) If, upon the occurrence of a Liquidation Event, the assets and funds available to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Preference, no distribution shall be made on Parity Stock as to the distribution of assets upon such Liquidation Event, unless a pro rata distribution is made on the Series A Preferred Stock. The holders of the Series A Preferred Stock then outstanding and the holders of any such Parity Stock then outstanding shall share ratably in any distribution of assets upon such Liquidation Event. The amount allocable to each series of such securities then outstanding will be based on the proportion of the full liquidation preference of such series to the full aggregate liquidation preference of the outstanding shares of all such series of Series A Preferred Stock and Parity Stock.

(c) As a condition to receiving the Liquidation Preference, each holder of Series A Preferred Stock shall (i) surrender to the Corporation or its transfer agent share certificates for the Series A Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and provide the Corporation with such security and indemnity as shall be satisfactory to it. After payment of the Liquidation Preference in accordance with Section 5(a) hereof, the Series A Preferred Stock will be retired, such holders of Series A Preferred Stock shall not be entitled to any further amounts, and the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed among the holders of all other classes or series of stock entitled thereto in accordance with the Certificate of Incorporation.

(d) The value of any securities and other property paid or distributed pursuant to this Section 5 shall be deemed to be its fair market value at the time of payment to the Corporation as determined in good faith by the Board of Directors or any duly authorized committee thereof.

(e) A “Fundamental Change” means the occurrence after February 22, 2005 of a Change of Control or a Termination of Trading. A “Change of Control” means the occurrence of one or more of the following events:

(i) Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Corporation’s assets on a consolidated basis;

(ii) The approval by the holders of capital stock of the Corporation of any plan or proposal for liquidation, dissolution or winding up;

(iii) Any person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares representing more than 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Corporation; or

(iv) Any consolidation or merger by the Corporation where persons who are beneficial owners of shares of voting stock of the Corporation immediately prior to such transaction no longer own at least a majority of the total voting power of the continuing or surviving corporation.

Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or event constituting the Fundamental Change consists of shares of capital stock or American Depository Shares that are listed, approved for listing or admitted to trading on, or immediately after the transaction or event will be listed, approved for listing or admitted to trading on, a United States national or regional securities exchange or association or over-the-counter market; provided that the Series A Preferred Stock shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) which the holder would have been entitled to receive upon such Change of Control had such Series A Preferred Stock been converted into Common Stock immediately prior to such Change of Control and the terms of the Series A Preferred Stock shall be amended to provide for adjustments equivalent to the above-described adjustments.

A “Termination of Trading” means that the Common Stock or other common stock into which the Series A Preferred Stock is convertible (the “Successor Stock”) is neither listed for trading, approved for listing or admitted to trading on any national or regional securities exchange or association or over-the-counter market, and no other American Depository Shares or similar instruments for such Common Stock or Successor Stock are so listed or approved for listing in the United States.

(f) Notices of Liquidation Event. In the event that the Corporation shall propose at any time to effect any transaction that would be a Liquidation Event, the Corporation will provide each holder of record of the Series A Preferred Stock with at least 20 days’ prior written notice of the date when such Liquidation Event is expected to take place. Each such written notice shall be delivered by courier or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the address for each such holder as shown on the books of the Corporation.

6. REDEMPTION RIGHTS.

(a) Redemption at Option of the Corporation. From and after February 16, 2010, at any time or from time to time, the Corporation shall have the right to redeem the Series A Preferred Stock, in whole or in part and subject to any notice provisions described in Section 6(f)(i) below, out of funds legally available therefor, for an amount per share equal to the Redemption Price through the Redemption Date.

(b) Partial Redemption. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to Section 6(a), the shares to be redeemed shall be redeemed pro rata from the holders of Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by such holders (with fractional shares being rounded to the nearest whole share; it being understood that one-half or greater of a share being rounded upward). If fewer than all the shares of Series A Preferred Stock represented by any certificates are redeemed, a new certificate shall be issued representing the unredeemed shares without any cost to the holder thereof.

(c) Redemption at Option of Holders. On August 16, 2010 and subject to any notice provisions described in Section 6(f)(ii) below, any holder of Series A Preferred Stock shall have the right to require the Corporation to purchase and redeem, and the Corporation shall purchase and redeem, all of the Series A Preferred Stock held by such holder for an amount per share equal to the Redemption Price, but only if and to the extent that the Corporation has funds legally available therefor.

(d) Mandatory Redemption. On February 16, 2015 (the “Mandatory Redemption Date”), the Corporation shall redeem all of the outstanding shares of Series A Preferred Stock for an amount equal to the Redemption Price, but only if and to the extent that the Corporation has funds legally available therefor.

(e) Settlement in Shares of Common Stock. With respect to any redemption under Sections 6(a), (c) or (d), in lieu of paying the Redemption Price in cash, the Corporation may elect, in its sole discretion, to pay the Redemption Price, in whole or in part, in the form of a number of shares of Common Stock equal to that portion of the Redemption Price to be paid in shares of Common Stock divided by the arithmetic average of the closing sale prices of the Common Stock for the ten trading days prior to the Redemption Date. If the Corporation elects to issue Common Stock in redemption of Series A Preferred Stock, the Corporation shall deliver, postage prepaid, to each holder of Series A Preferred Stock at the address shown in the Corporation’s records an irrevocable written notice of such election not later than the close of business on the trading day that is immediately prior to the tenth (10th) trading day prior to the applicable Redemption Date.

(f) Mechanics of Redemption.

(i) To cause a redemption pursuant to Section 6(a) above, the Corporation shall deliver, postage prepaid, no earlier than January     , 2010 a written notice of the initiation of

a redemption pursuant to Section 6(a) to each holder of Series A Preferred Stock at the address shown in the Corporation’s records, which notice shall set forth the Redemption Price, the Redemption Date and whether the Corporation has elected to issue Common Stock in redemption of the Series A Preferred Stock, to pay in cash or both, and in what proportions.

(ii) Any holder desiring to have its shares redeemed pursuant to Section 6(c) above shall submit a written notice to the Corporation, no earlier than July     , 2010 and no later than July     , 2010 of such holder’s intention to require the Corporation to purchase and redeem all the Series A Preferred Stock. Within ten (10) days after receipt of such notice, the Corporation shall deliver, postage prepaid, a written notice to such holder, which shall set forth the Redemption Price to be paid on the Redemption Date and whether the Corporation has elected to issue Common Stock in redemption of the Series A Preferred Stock, to pay in cash or both, and in what proportions.

(iii) In the event of any redemption pursuant to this Section 6, the shares of Series A Preferred Stock so called for redemption (or all of the outstanding shares of Series A Preferred Stock in the case of Section 6(d)) shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the Redemption Date and all rights with respect to the shares of Series A Preferred Stock so redeemed shall cease and terminate, whether or not the certificate(s) have been surrendered, excepting only the right of the holder to receive the Redemption Price thereof, without interest, upon such surrender. If on or prior to the Redemption Date, the Corporation has set apart cash sufficient to pay the Redemption Price for the shares of Series A Preferred Stock delivered for redemption as set forth herein, such shares will no longer be deemed to be outstanding and all rights of holders of such shares will terminate except for the right to receive the Redemption Price. The shares of Series A Preferred Stock not redeemed or deemed redeemed shall remain outstanding and entitled to all rights and preferences contained herein.

(g) Redemption Price; Redemption Date.

(i) “Redemption Price” means (i) $100,000 per share of Series A Preferred Stock then held by such holder, subject to adjustments as provided for in Section 8, plus (ii) all accrued but unpaid dividends through the Redemption Date.

(ii) “Redemption Date” means, in each case, for redemptions (i) pursuant to Section 6(a), such date set forth in the notice by the Corporation, which date shall in no event be less than thirty (30) days or more than sixty (60) days after the date of such notice, (ii) pursuant to Section 6(b), August 16, 2010 and (iii) pursuant to Section 6(d), February 16, 2015.

7. CONVERSION. The Series A Preferred Stock shall be subject to conversion as follows:

(a) Right to Convert. At any time upon the occurrence of a Fundamental Change (which conversion right shall expire at the close of business of the business day immediately preceding the effective time of the Fundamental Change) and at any time on or after February 16, 2010, but in no event later than five (5) business days prior to a Redemption Date, each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof and subject to the terms and conditions of this Section 7, into fully paid and nonassessable shares of Common Stock at the Conversion Rate (as defined below) in effect on the date the certificate is surrendered for conversion (the “Conversion Date”); provided, however, that, in the event in Corporation has issued a notice of initiation of redemption of shares of Series A Preferred Stock pursuant to Section 6(a), the Conversion Date shall be the earlier of the date the certificate is surrendered for conversion or the Redemption Date set forth in such notice. In addition, each holder who has elected to convert its shares of Series A Preferred Stock in connection with a Fundamental Change shall be entitled to receive Additional Shares (as defined below).

(b) Conversion Rate. The “Conversion Rate” shall be equal to (i) the sum of (1) $100,000 per share of Series A Preferred Stock to be converted, subject to adjustments as provided for in Section 8, and (2) all accrued but unpaid dividends on such shares through but not including the Conversion Date divided by (ii) 125% of the per share price of the Common Stock sold in the initial public offering of the Common Stock. The Conversion Rate shall be subject to adjustment as set forth in Section 7(d).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. Upon conversion of the Series A Preferred Stock, the Corporation shall issue to the holder a number of shares of Common Stock equal to the number of shares of Series A Preferred Stock to be converted multiplied by the Conversion Rate, with any remaining fractional share to be paid in accordance herewith. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Rate applicable to such conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall give written notice to the Corporation at such office that he or she elects to convert the same and stating the name or names (with addresses) and denominations in which the certificate or certificates representing the shares of Common Stock issuable upon the conversion are to be issued and including instructions for the delivery thereof and shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock. The Corporation shall, as soon as reasonably practicable and in any event within three trading days after such delivery, or such security and indemnification satisfactory to the Corporation in the case of a lost, stolen or destroyed certificate, issue and deliver at such office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments to Conversion Rate.

(i) Adjustments for Splits, Subdivisions, Combinations, or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be increased or decreased by stock split, subdivision, or other similar transaction occurring after the Original Issue Date into a greater or lesser number of shares of Common Stock, the Conversion Rate then in effect shall, concurrently with the effectiveness of such event, be increased or decreased, as the case may be, in proportion to the percentage increase or decrease in the outstanding number of shares of Common Stock.

(ii) Adjustments for Reclassifications, Exchange and Substitution. If the outstanding shares of Common Stock shall be reclassified into the same or a different number of shares of any other class or classes of stock, (other than pursuant to a subdivision or combination of shares provided for in Section 7(d)(i) above), or if there shall occur any consolidation or merger of the Corporation with or into another entity (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another entity) or any statutory exchange of Common Stock for securities of another entity (other than in connection with a merger or consolidation) then, concurrently with the effectiveness of such event, the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, such other class or classes of stock, securities or other property that the holders would have received upon the occurrence of such event had such holder converted its shares into Common Stock immediately before such event.

(iii) Adjustments for Options, Warrants and Rights. In case the Corporation shall issue rights or warrants to all holders of its Common Stock, entitling such holders to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price, such increase to become effective immediately prior to the opening of business on the day following the date fixed for such determination. No further adjustment of such conversion rate shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such options, warrants or other rights. To the extent that any such rights or warrants are not exercised prior to the expiration of such rights or warrants, the Conversion Rate shall be adjusted to be the Conversion Rate that would then be in effect if the aggregate number of shares of Common Stock that could have been purchased were limited to the actual number of shares of Common Stock that were actually issued upon the exercise of such rights or warrants prior to expiration. For the purposes of this Section 7(d)(iii) the number of shares of Common Stock at the time outstanding shall not include shares held in the treasury of the Corporation.

(iv) Distributions on Common Stock. If the Corporation makes any distribution consisting of capital stock (other than Common Stock and other than any security that results in an adjustment to the Conversion Rate under Section 7(d)(iii) above) of the Corporation, evidences of its indebtedness or other assets (other than cash) to all holders of its outstanding Junior Stock, then, in each case, immediately after the close of business on the date fixed for the determination of stockholders entitled to receive such distribution, the Conversion Rate shall be adjusted by multiplying such Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the stockholders of the Corporation entitled to receive such distribution by a fraction, the numerator of which will be the Current Market Price of the Common Stock on the date fixed for such determination and the denominator of which will be such Current Market Price less the fair market value of the consideration so to be distributed applicable to one share of Common Stock. If the denominator of the foregoing fraction is less than $1.00 (including a negative amount) then in lieu of any adjustment of the Conversion Rate, the Corporation shall make adequate provision so that each holder of Series A Preferred Stock shall have the right to receive upon conversion, in addition to the shares of Common Stock issuable upon such conversion, the distribution or dividend such holder would have received had such holder converted such shares of Series A Preferred Stock into Common Stock immediately prior to the record date for such distribution or dividend.

(v) Stock Dividends and Distributions. In case the Corporation shall pay or make a dividend or other distribution on the Common Stock in shares of Common Stock, the Conversion Rate, as in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution, shall be increased by dividing the Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares of Common Stock outstanding and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately prior to the opening of business on the day following the date fixed for such determination. For the purposes of this subsection 7(d)(v), the number of shares of Common Stock at the time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(vi) Self-Tender Offer and Exchange Offers. In case a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below in this Section 7(d)(vi))) of an aggregate consideration per share of Common Stock having a fair market value that exceeds the Current Market Price of the Common Stock on the last trading day preceding the trading day on which the Corporation publicly announces tenders or exchanges may be made pursuant to such tender or exchange offer (the “Commencement Date”), then, and in each such case, immediately prior to the opening of business on the trading day next succeeding the last date on which tenders or exchanges could have been made pursuant to such tender or exchange offer (as it may be amended) (the “Expiration Time”), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the opening of business on the trading day next succeeding the Expiration Time by a fraction (1) the numerator of which shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Commencement Date multiplied by the Current Market Price of the Common Stock on the

Commencement Date, and (2) the denominator of which shall be the sum of (x) the fair market value of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Commencement Date and the Current Market Price of the Common Stock on the Commencement Date.

(vii) Rights Plans. To the extent that the Corporation has a stockholder rights plan in effect with respect to its Common Stock on any Conversion Date, in accordance with the terms of the stockholder rights plan, upon conversion of any Series A Preferred Stock, holders shall receive, in addition to the Common Stock, the rights under such stockholder rights plan. If, however, prior to such Conversion Date, the rights have separated from the Common Stock and the holders do not receive upon conversion, in addition to Common Stock, the rights under the plan, then the Conversion Rate will be adjusted at the time of separation of such rights as if the Corporation made a distribution to all holders of the Common Stock as described in Section 7(d)(iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. In lieu of any such adjustment, the Corporation may amend the stockholder rights plan to provide that upon conversion of Series A Preferred Stock, the holders will receive, in addition to shares of Common Stock issuable upon such conversion, the rights that would have attached to such shares of Common Stock if the rights had not been separated from Common Stock under the stockholder rights plan.

(viii) Current Market Price. “Current Market Price” means the arithmetic average of the closing price per share of the Common Stock on each of the ten consecutive trading days preceding the earlier of the day preceding the date in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation, as reported by the New York Stock Exchange or any other United States national or regional securities exchange or association or over-the-counter market on which the Common Stock trades. For purposes of this paragraph, the term “ex date,” when used with respect to any such issuance or distribution, means the first date on which shares of the Common Stock trade without the right to receive such issuance or distribution.

(ix) No Adjustment; Readjustment; Ambiguity. No adjustment to the Conversion Rate need be made if the Corporation makes provision for the holders of Series A Preferred Stock to participate in the transaction that would otherwise give rise to an adjustment, including through the receipt of such distributed assets or securities upon conversion of the Series A Preferred Stock, so long as the distributed assets or securities the holders would receive upon conversion of the Series A Preferred Stock, if convertible, exchangeable, or exercisable, are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Series A Preferred Stock. In the case where an adjustment to the Conversion Rate effective upon the record date for a distribution or dividend, if the distribution or dividend is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such distribution or dividend had not been declared. The Corporation shall have the power to resolve any ambiguity or correct any error in this Section 7(d) and its action in so doing, as evidenced by a resolution of the Board of Directors of the Corporation, or a duly authorized committee thereof, shall be final and conclusive.

(e) Make-Whole Adjustment.

(i) If a Fundamental Change occurs and any holder of the Series A Preferred Stock elects to convert its shares of Series A Preferred Stock pursuant to Section 7(a) hereof in connection with such Fundamental Change, the Corporation shall increase the number of shares of Common Stock otherwise issuable upon conversion pursuant to Section 7(b) by an amount of shares of Common Stock as determined in Section 7(e)(ii) below (the “Additional Shares”). A holder of shares of Series A Preferred Stock may only elect to convert its shares of Preferred Stock in connection with a Fundamental Change during an election period commencing on the date which is 15 days prior to the anticipated effective date of such Fundamental Change (the “Fundamental Change Effective Date”) and ending on the date immediately prior to the Fundamental Change Effective Date. Notwithstanding the provisions of this Section 7(e)(i), under no circumstances will this provision result in an adjustment which, together with all other adjustments to the Conversion Rate pursuant to Section 7(d), would result in a holder of Series A Preferred Stock receiving more shares of Common Stock upon conversion of each share of Series A Preferred Stock than such holder would have received if the initial conversion rate as of the Original Issue Date had been 5,000 shares of Common Stock for each share of Series A Preferred Stock (the “Assumed Initial Conversion Rate”) and all other adjustments to the Assumed Initial Conversion Rate pursuant to Section 7(d) were made (the “7(e) Share Cap”). To the extent the adjustment set forth in this Section 7(e) would result in the holder receiving a greater number of shares than the 7(e) Share Cap, the holder shall be entitled to receive the number of shares of Common Stock upon conversion equal to the 7(e) Share Cap.

(ii) Additional Shares. If a Fundamental Change Effective Date occurs at any time:

(1) during the period from the Closing Date up to and including February 18, 2008, the holder of Series A Preferred Stock will be entitled to receive 1,000 Additional Shares;

(2) during the period from February 19, 2008 up to and including February 18, 2010, the holder of Series A Preferred Stock will be entitled to receive 950 Additional Shares; and

(3) after February 19, 2010, the holder of Series A Preferred Stock will be entitled to receive 900 Additional Shares.

(iii) The Corporation shall have the power to resolve any ambiguity or correct any error in this Section 7(e) and its action in so doing, as evidenced by a resolution of the Board of Directors of the Corporation, or a duly authorized committee thereof, shall be final and conclusive.

(f) Certificate as to Adjustments. Promptly following the occurrence of each adjustment or readjustment of any Conversion Rate pursuant to Section 7(d) hereof, the Corporation at its expense shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of record of such series of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Rate for such Series A Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Series A Preferred Stock.

(g) Taxes. The issuance of a certificate or certificates representing shares of Common Stock issued upon conversion of shares of Series A Preferred Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that if any such certificate is to be issued in a name other than that of the record holder of the share or shares of Series A Preferred Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

(i) Unconverted Shares. In the event of the conversion of less than all the shares of Series A Preferred Stock evidenced by a certificate surrendered to the Corporation in accordance with the procedures of this Section 7, the Corporation shall execute and deliver to, or upon the written order of, the holder of such unconverted shares, without charge to such holder, a new certificate evidencing the number of shares of the Series A Preferred Stock not converted.

(j) Defects with Conversion. With respect to a conversion pursuant to this Section 7, in the event that there is any defect with compliance by the holder of shares of Series A Preferred Stock of the procedures set forth in this Section 7, the Corporation shall not, until such defect is remedied, be obligated to convert any such shares of Series A Preferred Stock and shall give notice to such holder of the defect as soon as reasonably practicable.

8. EQUITABLE ADJUSTMENT. The Liquidation Preference, Redemption Price, Conversion Rate and annual dividend rate set forth herein shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board.

9. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as this resolution may be amended from time to time) and in the Certificate of Incorporation.

10. RETIRED SERIES A PREFERRED STOCK. Shares of Series A Preferred Stock that are converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and shall have the status of authorized but unissued shares of Preferred Stock undesignated as to series. Such shares of Preferred Stock may only be reissued in accordance with the terms of the Certificate of Incorporation.

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